Exhibit 99.1

RING ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS, YEAR-END 2024 PROVED RESERVES, AND 2025 GUIDANCE

The Woodlands, TX – March 5, 2025 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today reported operational and financial results for the fourth quarter and full year 2024, year-end 2024 proved reserves and provided 2025 operational and financial guidance.

Fourth Quarter 2024 Highlights
•Recorded net income of $5.7 million, or $0.03 per diluted share;
•Reported Adjusted Net Income1 of $12.3 million, or $0.06 per diluted share;
•Sold 19,658 barrels of oil equivalent per day (“Boe/d”), exceeding midpoint of guidance and 12,916 barrels of oil per day (“Bo/d”);
•Held all-in cash operating costs1 (on a Boe basis) substantially flat with Q3 2024;
•Reduced total capital expenditures by 12% to $37.6 million as compared to Q3 2024;
•Recorded Adjusted Cash Flow from Operations1 of $42.2 million and delivered Adjusted Free Cash Flow1 of $4.7 million, remaining cash flow positive for 21 consecutive quarters; and
•Strengthened balance sheet by an additional $7.0 million in debt reduction.
Full Year 2024 Highlights
•Recorded net income of $67.5 million, or $0.34 per diluted share;
•Reported Adjusted Net Income1 of $69.5 million, or $0.35 per diluted share;
•Grew sales volumes year-over-year (“Y-O-Y”) by 8% to a record 19,648 Boe/d and oil sales by 6% to a record 13,283 Bo/d;
•Reduced Y-O-Y all-in cash operating costs1 (on a Boe basis) by 2%;
•Generated Adjusted EBITDA1 of $233.3 million despite a 7% reduction in realized prices;
•Maintained capital spending essentially flat at $151.9 million while improving capital efficiency on horizontal (“Hz”) wells by 11% to ~$492 per foot and vertical wells by ~3% on a per completed interval basis;
•Generated a Cash Return on Capital Employed (“CROCE”)1 of 15.9% despite lower commodity pricing, which is the third consecutive year that Ring has achieved a CROCE in excess of 15%;
•Recorded Adjusted Cash Flow from Operations1 of $195.3 million and delivered Adjusted Free Cash Flow1 of $43.6 million, remaining cash flow positive for over 5 years;
•Divested non-core vertical wells with high operating cost for $5.5 million;
•Paid down $40.0 million in debt and $70.0 million since closing the Founders acquisition in August 2023;
•Reaffirmed the borrowing base at $600 million, exited 2024 with ~$217 million of liquidity, borrowings of $385 million, and a Leverage Ratio1 of 1.66x; and
•Organically grew proved reserves by 4.4 MMBoe, or 3%, to 134.2 MMBoe.
2025 Outlook2
•Average annual sales midpoint of 21,000 Boe/d and 13,900 Bo/d, a 7% and 5% increase, respectively;
•Annual capital spending midpoint of $154 million, essentially flat with the prior year;
•Total wells drilled, completed and online (midpoint) of ~49 wells; and
•Assumes nine months of Lime Rock asset operations without the benefit of anticipated synergies and cost reductions.
1 Non-GAAP financial measure. Please see “Non-GAAP Information” at the end of this release for details and reconciliations of GAAP to Non-GAAP.
2 2025 outlook includes the assets to be acquired in the Lime Rock Acquisition, with an anticipated closing date before the end of Q1 2025.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We finished 2024 delivering on our promises during the fourth quarter, in a year in which the Ring Team enhanced nearly every controllable metric. We grew our sales by 8% over the prior year to a record 19,648 Boe/d and our oil sales by 6% to a record 13,283 Bo/d. We reduced our all-in cash operating costs per Boe by 2% and drilled 13 more wells for slightly less capital than the previous year representing a substantial increase in capital efficiency for both our horizontal and vertical wells. We paid down debt by $40 million and exited the year with $385 million borrowings and approximately $217 million of liquidity. During the fourth quarter of 2024, we reduced our capital expenditures in anticipation of seeking and completing a meaningful acquisition of producing properties, while achieving the midpoint of our guidance on a Boe basis. As we have previously stated, we intend to maintain or slightly grow our production through our organic drilling program and grow through accretive, balance sheet enhancing acquisitions of assets that meet specific criteria. Our strategy retains the flexibility to respond to changing conditions to ensure we continue to make progress profitably growing the Company, achieving the size and scale to earn more attractive market metrics, and build long term shareholder value. Looking forward to 2025, we intend to continue a reduced capital spending program in the first quarter to help us achieve a satisfactory leverage ratio upon closing the Lime Rock transaction. The rest of the year will be consistent with our past. We will continue our focus on maximizing cash flow generation and intend to allocate a portion of our cash flow from operations to maintain production and liquidity and allocate the balance to paying down debt. With the potential added benefit of the proposed Lime Rock production beginning in the second quarter and our historically successful capital spending program, we anticipate ending 2025 stronger than ever.”

Mr. McKinney concluded, “I would like to thank the Ring Team for the hard work and dedication it took to deliver our 2024 results. I also want to express our gratitude for the continued support of our shareholders. Despite an environment of lower realized commodity prices, being a member of a market segment where investor interest has waned, and other market conditions beyond our control, our shareholders continued to support us as we pursue our value focused proven strategy to build long-term value.”

Summary Results

	Quarter					Year
	Q4 2024	Q3 2024	Q4 2024 to Q3 2024 % Change	Q4 2023	Q4 2024 to Q4 2023 % Change	FY 2024	FY 2023	FY % Change
Average Daily Sales Volumes (Boe/d)	19,658	20,108	(2)%	19,397	1%	19,648	18,119	8%
Crude Oil (Bo/d)	12,916	13,204	(2)%	13,637	(5)%	13,283	12,548	6%
Net Sales (MBoe)	1,808.5	1,849.9	(2)%	1,784.5	1%	7,191.1	6,613.3	9%
Realized Price - All Products ($/Boe)	$46.14	$48.24	(4)%	$56.01	(18)%	$50.94	$54.60	(7)%
Realized Price - Crude Oil ($/Bo)	$68.98	$74.43	(7)%	$77.33	(11)%	$74.87	$76.21	(2)%
Revenues ($MM)	$83.4	$89.2	(7)%	$99.9	(17)%	$366.3	$361.1	1%
Net Income/Loss ($MM)	$5.7	$33.9	(83)%	$50.9	(89)%	$67.5	$104.9	(36)%
Adjusted Net Income[1] ($MM)	$12.3	$13.4	(8)%	$21.2	(42)%	$69.5	$100.5	(31)%
Adjusted EBITDA[1] ($MM)	$50.9	$54.0	(6)%	$65.4	(22)%	$233.3	$236.0	(1)%
Capital Expenditures ($MM)	$37.6	$42.7	(12)%	$38.8	(3)%	$151.9	$152.0	—%
Adjusted Free Cash Flow[1] ($MM)	$4.7	$1.9	144%	$16.3	(71)%	$43.6	$45.3	(4)%

Adjusted Net Income, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Cash Flow from Operations, Cash Return on Capital Employed and PV-10 are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the tables shown later in this release under “Non-GAAP Financial Information.”

Sales Volumes, Prices and Revenues: Sales volumes for the fourth quarter of 2024 are shown in the table above.

For the fourth quarter of 2024, realized average sales prices were $68.98 per barrel of crude oil, $(0.96) per Mcf of natural gas and $9.08 per barrel of NGLs. The realized natural gas and NGL prices are impacted by a fee reduction to the value received. For the fourth quarter of 2024, the weighted average natural gas price per Mcf was $0.87 offset by a weighted average fee value per Mcf of $(1.83), and the weighted average NGL price per barrel was $20.96 partially offset by a weighted average fee of $(11.88) per barrel. The combined average realized sales price for the period was $46.14 per Boe, down 4% versus $48.24 per Boe for the third quarter of 2024, and down 18% from $56.01 per Boe in the fourth quarter of 2023. The average oil price differential the Company experienced from WTI NYMEX futures pricing in the fourth quarter of 2024 was a negative $1.42 per barrel of crude oil, while the average natural gas price differential from NYMEX futures pricing was a negative $3.83 per Mcf.

Revenues were $83.4 million for the fourth quarter of 2024 compared to $89.2 million for the third quarter of 2024 and $99.9 million for the fourth quarter of 2023. The 7% decrease in fourth quarter 2024 revenues from the third quarter was driven by a ($3.8MM) price variance and a ($2.0MM) volume variance.

Lease Operating Expense (“LOE”): LOE, which includes expensed workovers and facilities maintenance, was $20.3 million, or $11.24 per Boe, in the fourth quarter of 2024 versus $20.3 million, or $10.98 per Boe, in the third quarter of 2024 and $18.7 million, or $10.50 per Boe, for the fourth quarter of 2023. Fourth quarter 2024 LOE per Boe was within the Company’s guidance range, and the Company remains focused on further improving the efficiencies of its operations.

Gathering, Transportation and Processing (“GTP”) Costs: As previously disclosed, due to a contractual change effective May 1, 2022, the Company no longer maintains ownership and control of the majority of its natural gas through processing. As a result, GTP costs are now substantially reflected as a reduction to the natural gas sales price and not as an expense item. There remains only one contract in place with a natural gas processing entity where the point of control of gas dictates requiring the fees to be recorded as an expense.

Ad Valorem Taxes: Ad valorem taxes, inclusive of an accrual for methane taxes of $527,687, were $1.34 per Boe for the fourth quarter of 2024, compared to $1.17 per Boe in the third quarter of 2024 and $0.92 per Boe for the fourth quarter of 2023.

Production Taxes: Production taxes were $2.13 per Boe in the fourth quarter of 2024 compared to $2.27 per Boe in the third quarter of 2024 and $2.78 per Boe in fourth quarter of 2023. Production taxes ranged between 4.6% to 5.0% of revenue for all three periods.

Depreciation, Depletion and Amortization (“DD&A”) and Asset Retirement Obligation Accretion: DD&A was $13.57 per Boe in the fourth quarter of 2024 versus $13.87 per Boe for the third quarter of 2024 and $13.76 per Boe in the fourth quarter of 2023. Asset retirement obligation accretion was $0.18 per Boe in the fourth quarter of 2024 compared to $0.19 per Boe for the third quarter of 2024 and $0.20 per Boe in the fourth quarter of 2023.

General and Administrative Expenses (“G&A”): G&A was $8.0 million ($4.44 per Boe) for the fourth quarter of 2024 versus $6.4 million ($3.47 per Boe) for the third quarter of 2024 and $8.2 million ($4.58 per Boe) in the fourth quarter of 2023. G&A, excluding share-based compensation1, was $6.4 million for the fourth quarter of 2024 ($3.52 per Boe) versus $6.4 million for the third quarter of 2024 ($3.45 per Boe) and $5.7 million in the fourth quarter of 2023 ($3.20 per Boe). The fourth quarter of 2024 included $21,017 of Transaction Costs. Excluding these costs and share-based compensation, G&A was $3.51 per Boe for the period.

Interest Expense: Interest expense was $10.1 million in the fourth quarter of 2024 versus $10.8 million for the third quarter of 2024 and $11.6 million for the fourth quarter of 2023.

Derivative (Loss) Gain: In the fourth quarter of 2024, Ring recorded a net loss of $6.3 million on its commodity derivative contracts, including a realized $0.7 million cash commodity derivative gain and an unrealized $7.0 million non-cash commodity derivative loss. This compared to a net gain of $24.7 million in the third quarter of 2024, including a realized $1.9 million cash commodity derivative loss and an unrealized $26.6 million non-cash commodity derivative gain, and a net gain of $29.3 million in the fourth quarter of 2023, including a realized $3.3 million cash commodity derivative loss and an unrealized $32.5 million non-cash commodity derivative gain.

A summary listing of the Company’s outstanding derivative positions at December 31, 2024 is included in the tables shown later in this release. A quarterly breakout is provided in the Company’s investor presentation.

For full year 2025, the Company currently has approximately 2.4 million barrels of oil (48% of oil sales guidance midpoint) hedged and 2.4 billion cubic feet of natural gas (33% of natural gas sales guidance midpoint) hedged.

Income Tax: The Company recorded a non-cash income tax provision of $1.8 million in the fourth quarter of 2024, $10.1 million in the third quarter of 2024, and $7.9 million for fourth quarter 2023.

Balance Sheet and Liquidity: Total liquidity at December 31, 2024 was $216.8 million, a 4% increase from September 30, 2024 and a 24% increase from December 31, 2023. Liquidity at December 31, 2024 consisted of cash and cash equivalents of $1.9 million and $215.0 million of availability under Ring’s revolving credit facility, which includes a reduction of $35 thousand for letters of credit. On December 31, 2024, the Company had $385.0 million in borrowings outstanding on its revolving credit facility that has a current borrowing base of $600.0 million. Ring paid down $7 million of debt during the fourth quarter of 2024 and $70.0 million since the closing of the Founders Transaction in August 2023. The Company is targeting further debt pay down during 2025 dependent on market conditions, the timing of capital spending, and other considerations.

During the fourth quarter of 2024, the Company’s borrowing base of $600 million under its revolving credit facility was reaffirmed. The next regularly scheduled bank redetermination is scheduled to occur during May 2025. Ring is currently in compliance with all applicable covenants under its revolving credit facility.

Capital Expenditures: During the fourth quarter of 2024, capital expenditures on an accrual basis were $37.6 million, which was near the midpoint of Ring’s guidance of $33 million to $41 million. The Company drilled five Hz and four vertical wells, and completed ten wells — with all drilling and completion activity occurring in the Central Basin Platform (“CBP”). Also included in fourth quarter 2024 capital spending were costs for capital workovers, infrastructure upgrades, recompletions, leasing costs, and ESG improvements.

For the year ended December 31, 2024, capital expenditures on an accrual basis were $151.9 million — substantially flat with full year 2023 despite more than a 40% increase in drilling and completion activity in 2024. Capital spending in 2024 included costs to drill, complete and place on production 21 Hz wells (five in the NWS and 16 in the CBP) and 22 vertical wells in the CBP, as well as costs for capital workovers, infrastructure upgrades, recompletions, leasing costs, and ESG improvements.

The table below sets forth Ring’s drilling and completions activities by quarter for 2024:

Quarter	Area	Wells Drilled	Wells Completed	Drilled Uncompleted ("DUC") (2)

1Q 2024	Northwest Shelf (Horizontal)	2	2	—
	Central Basin Platform (Horizontal)	3	3	—
	Central Basin Platform (Vertical)	6	6	—
	Total (1)	11	11	—

2Q 2024	Northwest Shelf (Horizontal)	—	—	—
	Central Basin Platform (Horizontal)	5	5	—
	Central Basin Platform (Vertical)	6	6	—
	Total	11	11	—

3Q 2024	Northwest Shelf (Horizontal)	3	3	—
	Central Basin Platform (Horizontal)	4	2	2
	Central Basin Platform (Vertical)	6	6	—
	Total	13	11	2

4Q 2024	Northwest Shelf (Horizontal)	—	—	—
	Central Basin Platform (Horizontal)	5	6	1
	Central Basin Platform (Vertical)	4	4	—
	Total	9	10	1

FY 2024	Northwest Shelf (Horizontal)	5	5	—
	Central Basin Platform (Horizontal)	17	16	1
	Central Basin Platform (Vertical)	22	22	—
	Total	44	43	1
(1) First quarter total and full year total do not include one salt water disposal (“SWD”) well completed in the Central Basin Platform
(2) Note that the DUC wells represent period-end counts rather than period-to-date totals.

Full Year 2024 Summary Financial Review

The Company reported net income for full year 2024 of $67.5 million, or $0.34 per diluted share, and Adjusted Net Income of $69.5 million, or $0.35 per diluted share. For full year 2023, Ring reported net income of $104.9 million, or $0.54 per diluted share, and Adjusted Net Income of $100.5 million, or $0.51 per diluted share.

In full year 2024, the Company generated Adjusted EBITDA of $233.3 million, Adjusted Free Cash Flow of $43.6 million, and Adjusted Cash Flow from Operations of $195.3 million — representing a four percent or less decline in all three metrics from full year 2023, despite an almost seven percent decrease in overall realized commodity pricing.

Revenues totaled $366.3 million for 2024 compared to $361.1 million in 2023, with the increase driven by higher sales volumes partially offset by lower overall realized commodity prices.

Net sales for full year 2024 were a record 19,648 Boe/d, or 7,191,054 Boe, comprised of 4,861,628 Bbls of oil, 6,423,674 Mcf of natural gas, and 1,258,814 Bbls of NGLs. Full year 2023 net sales averaged 18,119 Boe/d, or 6,613,321 Boe, which included 4,579,942 Bbls of oil, 6,339,158 Mcf of natural gas, and 976,852 Bbls of NGLs. The increase in sales volumes was primarily associated with a full year of production from the Founders Acquisition that closed in August 2023, as well as strong organic growth from the Company’s targeted capital spending program.

For full year 2024, the Company’s realized crude oil sales price was $74.87 per barrel, the natural gas sales price was $(1.44) per Mcf, and the NGLs sales price was $9.23 per barrel. The combined average sales price for full year 2024 was $50.94 per Boe compared to $54.60 per Boe for full year 2023.

For the full year 2024, LOE was $78.3 million, or $10.89 per Boe (substantially at the midpoint of guidance of $10.70 to $11.00 per Boe). The increase in LOE on an absolute basis from full year 2023 was primarily due to the full year of expenses from the assets acquired with the Founders Acquisition (closed in August 2023) which contributed to the previously discussed 9% increase in production. Also affecting absolute LOE were higher activity levels, partially offset by the Company’s ongoing cost reduction and increased efficiency initiatives.

For the full year 2024, G&A was $29.6 million, or $4.12 per Boe, compared to $29.2 million, or $4.41 per Boe for full year 2023. G&A, excluding share-based compensation, was $24.1 million, or $3.36 per Boe, compared to $20.4 million, or $3.08 per Boe for full year 2023. Excluding Transaction Costs, full year 2024 G&A, net of share-based compensation, was $3.35 per Boe. The increase from full year 2023 was primarily associated with higher total compensation levels driven by higher activity levels in 2024 and a non-recurring employee retention tax credit in 2023, with the overall net increase partially offset by a $3.3 million year-over-year reduction in share-based compensation.

Recently Announced Proposed Accretive Bolt-On Acquisition

On February 25, 2025, the Company entered into an agreement to acquire Lime Rock’s CBP assets for $90 million in cash with $80 million due at closing and $10 million due on the nine month anniversary of closing, and approximately 7.4 million shares of our common stock. The purchase price is subject to customary purchase price adjustments. The transaction has an effective date of October 1, 2024, and is expected to close by the end of the first quarter of 2025.

Lime Rock’s CBP acreage is in Andrews County, Texas, where the majority of the acreage directly offsets Ring’s core Shafter Lake operations, and the remaining acreage is prospective for multiple horizontal targets and exposes the Company to new active plays. The transaction represents another opportunity for the Company to seamlessly integrate strategic, high-quality assets with Ring’s existing operations and create shareholder value through improved operations and synergy capture.

The Lime Rock position has been a key target for Ring as the Company has historically sought to consolidate producing assets in core counties in the CBP defined by shallow declines, high margin production and undeveloped inventory that immediately competes for capital. Additionally, these assets add significant near-term opportunities for field level optimization and cost savings that are core competencies of Ring’s operating team.

2025 Capital Investment, Sales Volumes, and Operating Expense Guidance

In January, the Company commenced its 2025 development program with one rig drilling horizontal wells followed by another rig drilling vertical wells. During the first quarter, this disciplined capital program is intended to achieve a satisfactory leverage ratio upon the closing of the Lime Rock transaction. The Company intends to utilize a phased (versus continuous) capital drilling program to maximize free cash flow and retain the flexibility to respond to changes in commodity prices and other market conditions.
For full year 2025, Ring expects total capital spending of $138 million to $170 million that includes a balanced and capital efficient combination of drilling, completing and placing on production 27 to 32 Hz and 15 to 22 vertical wells across the Company’s asset portfolio. Additionally, the full year capital spending program includes funds for the drilling of targeted well recompletions, capital workovers, infrastructure upgrades, reactivations, leasing costs, ESG improvements, and the drilling of approximately three SWD wells, in addition to the Company’s pro-rata capital spending for non-operated drilling, completion, and capital workover activities.

All projects and estimates are based on assumed WTI oil prices of $65 to $75 per barrel and Henry Hub prices of $2.00 to $4.00 per Mcf.

Based on the $154 million midpoint of spending guidance, the Company expects the following estimated allocation of capital investment:

•73% for drilling, completion, and related infrastructure;
•19% for recompletions and capital workovers;
•5% for environmental and emission reducing facility upgrades; and
•3% for land and non-operated capital.

The Company remains focused on continuing to generate Adjusted Free Cash Flow. All 2025 planned capital expenditures will be fully funded by cash on hand and cash from operations, and excess Adjusted Free Cash Flow is currently targeted for further debt reduction.
The Company currently forecasts full year 2025 oil sales volumes of 13,600 to 14,200 Bo/d compared with full year 2024 oil sales volumes of 13,283 Bo/d, with the midpoint of guidance reflecting almost a 5% increase from last year.

The guidance in the table below represents the Company's current good faith estimate of the range of likely future results for the first quarter and full year of 2025 and assumes the closing of the Lime Rock transaction at the end of the first quarter of 2025. Guidance could be affected by the factors discussed below in the "Safe Harbor Statement" section. LOE per Boe assumes the full operating costs of the Lime Rock assets before anticipated synergies and cost reductions after the assets are integrated.

	Q1 2025	Q2 2025	Q3 2025	Q4 2025	FY 2025

Sales Volumes:
Total Oil (Bo/d)	11,700 – 12,000	13,700 – 14,700	14,000 – 15,000	14,400 – 15,400	13,600 – 14,200
Midpoint (Bo/d)	11,850	14,200	14,500	14,900	13,900
Total (Boe/d)	18,000-18,500	20,500 – 22,500	20,700 – 22,700	21,000 – 23,000	20,000 - 22,000
Midpoint (Boe/d)	18,250	21,500	21,700	22,000	21,000
Oil (%)	65%	66%	67%	68%	66%
NGLs (%)	19%	18%	18%	18%	18%
Gas (%)	16%	16%	15%	14%	16%

Capital Program:
Capital spending(1) (millions)	$26 - $34	$34 - $42	$46 - $54	$32 - $40	$138 - $170
Midpoint (millions)	$30	$38	$50	$36	$154
New Hz wells drilled	4 - 5	8 - 9	11 - 13	4 - 5	27 - 32
New Vertical wells drilled	3 - 4	3 - 5	4 - 6	5 - 7	15 - 22
Completion of DUC wells	0	1	0	0	1
Wells completed and online	7 - 9	12 - 15	15 - 19	9 - 12	43 - 55

Operating Expenses:
LOE (per Boe)	$11.75 - $12.25	$11.50 - $12.50	$11.25 - $12.25	$11.00 - $12.00	$11.25 - $12.25
Midpoint (per Boe)	$12.00	$12.00	$11.75	$11.50	$11.75

(1) In addition to Company-directed drilling and completion activities, the capital spending outlook includes funds for targeted well recompletions, capital workovers, infrastructure upgrades and well reactivations. Also included is anticipated spending for leasing acreage and non-operated drilling, completion, capital workovers, and ESG improvements.

Year-End 2024 Proved Reserves

The Company's year-end 2024 SEC proved reserves were 134.2 MMBoe, up 3% compared to 129.8 MMBoe at year-end 2023. During 2024, Ring recorded reserve additions of 16.0 MMBoe for extensions, discoveries and improved recovery. Offsetting these additions were 1.2 MMBoe related to the sale of non-core assets, 7.2 MMBoe of production, and 3.2 MMBoe of revisions related to changes in pricing and performance.

The SEC twelve-month first day of the month average prices used for year-end 2024 were $71.96 per barrel of crude oil and $2.130 per MMBtu of natural gas, both before adjustment for quality, transportation, fees, energy content, and regional price differentials, while for year-end 2023 they were $74.70 per barrel of crude oil and $2.637 per MMBtu of natural gas — a decrease of four percent and two percent, respectively.

Year-end 2024 SEC proved reserves were comprised of approximately 60% crude oil, 19% natural gas, and 21% natural gas liquids. At year end, approximately 69% of 2024 proved reserves were classified as proved developed and 31% as proved undeveloped. This is compared to year-end 2023 when approximately 68% of proved reserves were classified as proved developed and 32% were classified as proved undeveloped. The Company’s year-end 2024 proved reserves were prepared by Cawley, Gillespie & Associates, Inc., and independent petroleum engineering firm.

The PV-10 value at year-end 2024 was $1,462.8 million versus $1,647.0 million at the end of 2023.

	Oil (Bbl)	Gas (Mcf)	Natural Gas Liquids (Bbl)	Net (Boe)	PV-10(1)

Balance, December 31, 2023	82,141,277	146,396,322	23,218,564	129,759,229	$1,647,031,127

Purchase of minerals in place	—	—	—	—
Extensions, discoveries and improved recovery	11,495,236	10,630,769	2,738,451	16,005,482
Sales of minerals in place	(1,140,568)	(56,020)	(16,361)	(1,166,266)
Production	(4,861,628)	(6,423,674)	(1,258,814)	(7,191,054)
Revisions of previous quantity estimates	(6,730,246)	(730,235)	3,621,245	(3,230,707)

Balance, December 31, 2024	80,904,071	149,817,162	28,303,085	134,176,684	$1,462,827,136

(1) PV-10 is a non-GAAP financial measure and is derived from the Standardized Measure of Discounted Futures Net Cash Flows, which is the most directly comparable generally accepted accounting principles (“GAAP”) measure.

In accordance with guidelines established by the SEC, estimated proved reserves as of December 31, 2024 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average commodity price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the year ended December 31, 2024. The SEC average prices used for year-end 2024 were $71.96 per barrel of crude oil (WTI) and $2.130 per MMBtu of natural gas (Henry Hub), both before adjustment for quality, transportation, fees, energy content, and regional price differentials. Such prices were held constant throughout the estimated lives of the reserves. Future production and development costs are based on year-end costs with no escalations.

Standardized Measure of Discounted Future Net Cash Flows

Ring’s standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and changes in the standardized measure as described below were prepared in accordance with GAAP.

As of December 31,	2024	2023

Future cash inflows	$6,165,487,616	$6,622,410,752
Future production costs	(2,432,555,200)	(2,413,303,488)
Future development costs (1)	(536,825,664)	(562,063,424)
Future income taxes	(465,768,645)	(548,664,988)
Future net cash flows	2,730,338,107	3,098,378,852
10% annual discount for estimated timing of cash flows	(1,497,401,764)	(1,699,193,661)

Standardized Measure of Discounted Future Net Cash Flows	$1,232,936,343	$1,399,185,191

(1) Future development costs include not only development costs but also future asset retirement costs.

Reconciliation of PV-10 to Standardized Measure

PV-10 is derived from the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”), which is the most directly comparable GAAP financial measure for proved reserves calculated using SEC pricing. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies without regard to the specific tax characteristics of such entities. Moreover, GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves or for reserves calculated using prices other than SEC prices. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to represent the fair value of our oil and natural gas reserves.

The following table reconciles the PV-10 value of the Company’s estimated proved reserves as of December 31, 2024 to the Standardized Measure:

SEC Pricing Proved Reserves
Standardized Measure Reconciliation
Present Value of Estimated Future Net Revenues (PV-10)	$1,462,827,136
Future Income Taxes, Discounted at 10%	229,890,793
Standardized Measure of Discounted Future Net Cash Flows	$1,232,936,343

Conference Call Information

Ring will hold a conference call on Thursday, March 6, 2025 at 11:00 a.m. ET (10:00 a.m. CT) to discuss its fourth quarter and full year 2024 operational and financial results. An updated investor presentation will be posted to the Company’s website prior to the conference call.

To participate in the conference call, interested parties should dial 833-953-2433 at least five minutes before the call is to begin. Please reference the “Ring Energy 2024 Earnings Conference Call”. International callers may participate by dialing 412-317-5762. The call will also be webcast and available on Ring’s website at www.ringenergy.com under “Investors” on the “News & Events” page. An audio replay will also be available on the Company’s website following the call.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Additionally, forward-looking statements include statements about the expected benefits to the Company and its shareholders from the proposed Lime Rock acquisition and the anticipated completion of the Lime Rock acquisition or the timing thereof. When used in this release, the words “could,” “may,” “will,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “guidance,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: declines in oil, natural gas liquids or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base and interest rates under the Company’s credit facility; Ring’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; the impacts of hedging on results of operations; and Ring’s ability to replace oil and natural gas reserves. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2024, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company. Should one or more of the risks or uncertainties described in this release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this release are expressly qualified in their entirety by this safe harbor statement. This safe harbor statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Ring undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact Information

Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com

RING ENERGY, INC.
Condensed Statements of Operations

	(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023

Oil, Natural Gas, and Natural Gas Liquids Revenues	$83,440,546	$89,244,383	$99,942,718	$366,327,414	$361,056,001

Costs and Operating Expenses
Lease operating expenses	20,326,216	20,315,282	18,732,082	78,310,949	70,158,227
Gathering, transportation and processing costs	130,230	102,420	464,558	506,333	457,573
Ad valorem taxes	2,421,595	2,164,562	1,637,722	8,069,064	6,757,841
Oil and natural gas production taxes	3,857,147	4,203,851	4,961,768	16,116,565	18,135,336
Depreciation, depletion and amortization	24,548,849	25,662,123	24,556,654	98,702,843	88,610,291
Asset retirement obligation accretion	323,085	354,195	351,786	1,380,298	1,425,686
Operating lease expense	175,090	175,091	175,090	700,362	541,801
General and administrative expense	8,035,977	6,421,567	8,164,799	29,640,300	29,188,755

Total Costs and Operating Expenses	59,818,189	59,399,091	59,044,459	233,426,714	215,275,510

Income from Operations	23,622,357	29,845,292	40,898,259	132,900,700	145,780,491

Other Income (Expense)
Interest income	124,765	143,704	96,984	491,946	257,155
Interest (expense)	(10,112,496)	(10,754,243)	(11,603,892)	(43,311,810)	(43,926,732)
Gain (loss) on derivative contracts	(6,254,448)	24,731,625	29,250,352	(2,365,917)	2,767,162
Gain (loss) on disposal of assets	—	—	44,981	89,693	(87,128)
Other income	80,970	—	72,725	106,656	198,935
Net Other Income (Expense)	(16,161,209)	14,121,086	17,861,150	(44,989,432)	(40,790,608)

Income Before Provision for Income Taxes	7,461,148	43,966,378	58,759,409	87,911,268	104,989,883

Provision for Income Taxes	(1,803,629)	(10,087,954)	(7,862,930)	(20,440,954)	(125,242)

Net Income	$5,657,519	$33,878,424	$50,896,479	$67,470,314	$104,864,641

Basic Earnings per Share	$0.03	$0.17	$0.26	$0.34	$0.55
Diluted Earnings per Share	$0.03	$0.17	$0.26	$0.34	$0.54

Basic Weighted-Average Shares Outstanding	198,166,543	198,177,046	195,687,725	197,937,683	190,589,143
Diluted Weighted-Average Shares Outstanding	200,886,010	200,723,863	197,848,812	200,277,380	195,364,850

RING ENERGY, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023

Net sales volumes:
Oil (Bbls)	1,188,272	1,214,788	1,254,619	4,861,628	4,579,942
Natural gas (Mcf)	1,683,793	1,705,027	1,613,102	6,423,674	6,339,158
Natural gas liquids (Bbls)	339,589	350,975	261,020	1,258,814	976,852
Total oil, natural gas and natural gas liquids (Boe)(1)	1,808,493	1,849,934	1,784,490	7,191,054	6,613,321

% Oil	66%	66%	70%	68%	69%
% Natural gas	15%	15%	15%	15%	16%
% Natural gas liquids	19%	19%	15%	17%	15%

Average daily sales volumes:
Oil (Bbls/d)	12,916	13,204	13,637	13,283	12,548
Natural gas (Mcf/d)	18,302	18,533	17,534	17,551	17,368
Natural gas liquids (Bbls/d)	3,691	3,815	2,837	3,439	2,676
Average daily equivalent sales (Boe/d)	19,658	20,108	19,397	19,648	18,119

Average realized sales prices:
Oil ($/Bbl)	68.98	74.43	77.33	74.87	76.21
Natural gas ($/Mcf)	(0.96)	(2.26)	(0.12)	(1.44)	0.05
Natural gas liquids ($/Bbls)	9.08	7.66	11.92	9.23	11.95
Barrel of oil equivalent ($/Boe)	46.14	48.24	56.01	50.94	54.60

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	11.24	10.98	10.50	10.89	10.61
Gathering, transportation and processing costs	0.07	0.06	0.26	0.07	0.07
Ad valorem taxes	1.34	1.17	0.92	1.12	1.02
Oil and natural gas production taxes	2.13	2.27	2.78	2.24	2.74
Depreciation, depletion and amortization	13.57	13.87	13.76	13.73	13.40
Asset retirement obligation accretion	0.18	0.19	0.20	0.19	0.22
Operating lease expense	0.10	0.09	0.10	0.10	0.08
G&A (including share-based compensation)	4.44	3.47	4.58	4.12	4.41
G&A (excluding share-based compensation)	3.52	3.45	3.20	3.36	3.08
G&A (excluding share-based compensation and transaction costs)	3.51	3.45	3.00	3.35	3.01

(1) Boe is determined using the ratio of six Mcf of natural gas to one Bbl of oil (totals may not compute due to rounding.) The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, natural gas, and natural gas liquids may differ significantly.

RING ENERGY, INC.
Condensed Balance Sheets

As of December 31,	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$1,866,395	$296,384
Accounts receivable	36,172,316	38,965,002
Joint interest billing receivables, net	1,083,164	2,422,274
Derivative assets	5,497,057	6,215,374
Inventory	4,047,819	6,136,935
Prepaid expenses and other assets	1,781,341	1,874,850
Total Current Assets	50,448,092	55,910,819
Properties and Equipment
Oil and natural gas properties, full cost method	1,809,309,848	1,663,548,249
Financing lease asset subject to depreciation	4,634,556	3,896,316
Fixed assets subject to depreciation	3,389,907	3,228,793
Total Properties and Equipment	1,817,334,311	1,670,673,358
Accumulated depreciation, depletion and amortization	(475,212,325)	(377,252,572)
Net Properties and Equipment	1,342,121,986	1,293,420,786
Operating lease asset	1,906,264	2,499,592
Derivative assets	5,473,375	11,634,714
Deferred financing costs	8,149,757	13,030,481
Total Assets	$1,408,099,474	$1,376,496,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$95,729,261	$104,064,124
Income tax liability	328,985	—
Financing lease liability	906,119	956,254
Operating lease liability	648,204	568,176
Derivative liabilities	6,410,547	7,520,336
Notes payable	496,397	533,734
Asset retirement obligations	517,674	165,642
Total Current Liabilities	105,037,187	113,808,266

Non-current Liabilities
Deferred income taxes	28,591,802	8,552,045
Revolving line of credit	385,000,000	425,000,000
Financing lease liability, less current portion	647,078	906,330
Operating lease liability, less current portion	1,405,837	2,054,041
Derivative liabilities	2,912,745	11,510,368
Asset retirement obligations	25,864,843	28,082,442
Total Liabilities	549,459,492	589,913,492
Commitments and contingencies
Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - $0.001 par value; 450,000,000 shares authorized; 198,561,378 shares and 196,837,001 shares issued and outstanding, respectively	198,561	196,837
Additional paid-in capital	800,419,719	795,834,675
Retained earnings (Accumulated deficit)	58,021,702	(9,448,612)
Total Stockholders’ Equity	858,639,982	786,582,900
Total Liabilities and Stockholders' Equity	$1,408,099,474	$1,376,496,392

RING ENERGY, INC.
Condensed Statements of Cash Flows

	(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Cash Flows From Operating Activities
Net income	$5,657,519	$33,878,424	$50,896,479	$67,470,314	$104,864,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	24,548,849	25,662,123	24,556,654	98,702,843	88,610,291
Asset retirement obligation accretion	323,085	354,195	351,786	1,380,298	1,425,686
Amortization of deferred financing costs	1,299,078	1,226,881	1,221,479	4,969,174	4,920,714
Share-based compensation	1,672,320	32,087	2,458,682	5,506,017	8,833,425
Credit loss expense	(26,747)	8,817	92,142	160,847	134,007
(Gain) loss on disposal of assets	—	—	—	(89,693)	—
Deferred income tax expense (benefit)	1,723,338	10,005,502	7,735,437	19,935,413	(425,275)
Excess tax expense (benefit) related to share-based compensation	9,011	7,553	319,541	104,344	478,304
(Gain) loss on derivative contracts	6,254,448	(24,731,625)	(29,250,352)	2,365,917	(2,767,162)
Cash received (paid) for derivative settlements, net	745,104	(1,882,765)	(3,255,192)	(5,193,673)	(9,084,920)
Changes in operating assets and liabilities:
Accounts receivable	349,474	5,529,542	6,825,601	3,594,504	1,154,085
Inventory	580,161	1,148,418	(588,100)	2,089,116	3,113,782
Prepaid expenses and other assets	295,555	545,529	158,163	93,509	226,688
Accounts payable	4,462,089	(225,196)	(4,952,335)	(5,076,738)	(1,451,422)
Asset retirement obligation	(613,603)	(222,553)	(836,778)	(1,588,480)	(1,862,385)
Net Cash Provided by Operating Activities	47,279,681	51,336,932	55,733,207	194,423,712	198,170,459

Cash Flows From Investing Activities
Payments for the Stronghold Acquisition	—	—	—	—	(18,511,170)
Payments for the Founders Acquisition	—	—	(12,324,388)	—	(62,227,145)
Payments to purchase oil and natural gas properties	(1,423,483)	(164,481)	(557,323)	(2,210,826)	(2,162,585)
Payments to develop oil and natural gas properties	(36,386,055)	(42,099,874)	(39,563,282)	(153,945,456)	(152,559,314)
Payments to acquire or improve fixed assets subject to depreciation	—	(33,938)	(282,519)	(185,524)	(492,317)
Proceeds from sale of fixed assets subject to depreciation	—	—	(1)	10,605	332,229
Proceeds from divestiture of oil and natural gas properties	121,232	—	1,500,000	121,232	1,554,558
Proceeds from sale of Delaware properties	—	—	(7,993)	—	7,600,699
Proceeds from sale of New Mexico properties	—	—	(420,745)	(144,398)	3,891,757
Proceeds from sale of CBP vertical wells	—	5,500,000	—	5,500,000	—
Net Cash Used in Investing Activities	(37,688,306)	(36,798,293)	(51,656,251)	(150,854,367)	(222,573,288)

Cash Flows From Financing Activities
Proceeds from revolving line of credit	22,000,000	27,000,000	46,000,000	130,000,000	225,000,000
Payments on revolving line of credit	(29,000,000)	(42,000,000)	(49,000,000)	(170,000,000)	(215,000,000)
Proceeds from issuance of common stock from warrant exercises	—	—	—	—	12,301,596
Payments for taxes withheld on vested restricted shares, net	—	(17,273)	(225,788)	(919,249)	(520,153)
Proceeds from notes payable	58,774	—	72,442	1,560,281	1,637,513
Payments on notes payable	(475,196)	(442,976)	(488,776)	(1,597,618)	(1,603,659)
Payment of deferred financing costs	(42,746)	—	(52,222)	(88,450)	(52,222)
Reduction of financing lease liabilities	(265,812)	(257,202)	(224,809)	(954,298)	(776,388)
Net Cash Provided by (Used in) Financing Activities	(7,724,980)	(15,717,451)	(3,919,153)	(41,999,334)	20,986,687

Net Increase (Decrease) in Cash	1,866,395	(1,178,812)	157,803	1,570,011	(3,416,142)
Cash at Beginning of Period	—	1,178,812	138,581	296,384	3,712,526
Cash at End of Period	$1,866,395	$—	$296,384	$1,866,395	$296,384

RING ENERGY, INC.
Financial Commodity Derivative Positions
As of December 31, 2024

The following tables reflect the details of current derivative contracts as of December 31, 2024 (quantities are in barrels (Bbl) for the oil derivative contracts and in million British thermal units (MMBtu) for the natural gas derivative contracts):

	Oil Hedges (WTI)
	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Q4 2026

Swaps:
Hedged volume (Bbl)	193,397	151,763	351,917	141,755	477,350	457,101	59,400	423,000
Weighted average swap price	$68.68	$68.53	$71.41	$69.13	$70.16	$69.38	$66.70	$66.70

Two-way collars:
Hedged volume (Bbl)	474,750	464,100	225,400	404,800	—	—	379,685	—
Weighted average put price	$57.06	$60.00	$65.00	$60.00	$—	$—	$60.00	$—
Weighted average call price	$75.82	$69.85	$78.91	$75.68	$—	$—	$72.50	$—

	Gas Hedges (Henry Hub)
	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Q4 2026

NYMEX Swaps:
Hedged volume (MMBtu)	451,884	647,200	330,250	11,400	26,600	555,300	17,400	513,300
Weighted average swap price	$3.77	$3.46	$3.72	$3.74	$3.74	$3.39	$3.74	$3.74

Two-way collars:
Hedged volume (MMBtu)	22,016	27,300	308,200	598,000	553,500	—	515,728	—
Weighted average put price	$3.00	$3.00	$3.00	$3.00	$3.50	$—	$3.00	$—
Weighted average call price	$4.40	$4.15	$4.75	$4.15	$5.03	$—	$3.93	$—

	Oil Hedges (basis differential)
	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Q4 2026

Argus basis swaps:
Hedged volume (Bbl)	177,000	273,000	276,000	276,000	—	—	—	—
Weighted average spread price (1)	$1.00	$1.00	$1.00	$1.00	$—	$—	$—	$—

(1) The oil basis swap hedges are calculated as the fixed price (weighted average spread price above) less the difference between WTI Midland and WTI Cushing, in the issue of Argus Americas Crude.

RING ENERGY, INC.
Non-GAAP Financial Information

Certain financial information included in this release are not measures of financial performance recognized by accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted EBITDA”, “Adjusted Free Cash Flow” or “AFCF,” “Adjusted Cash Flow from Operations” or “ACFFO,” “G&A Excluding Share-Based Compensation,” “G&A Excluding Share-Based Compensation and Transaction Costs,” “Leverage Ratio,” “Current Ratio,” “Cash Return on Capital Employed” or “CROCE,” “All-In Cash Operating Costs,” and “Cash Operating Margin.” Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine a portion of the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

“Adjusted Net Income” is calculated as net income minus the estimated after-tax impact of share-based compensation, ceiling test impairment, unrealized gains and losses on changes in the fair value of derivatives, and transaction costs for executed acquisitions and divestitures (A&D). Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current period to prior periods. The Company believes that the presentation of Adjusted Net Income provides useful information to investors as it is one of the metrics management uses to assess the Company’s ongoing operating and financial performance, and also is a useful metric for investors to compare our results with our peers.

	(Unaudited for All Periods)
	Three Months Ended						Twelve Months Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2024		2024		2023		2024		2023
	Total	Per share - diluted	Total	Per share - diluted	Total	Per share - diluted	Total	Per share - diluted	Total	Per share - diluted
Net Income	$5,657,519	$0.03	$33,878,424	$0.17	$50,896,479	$0.26	$67,470,314	$0.34	$104,864,641	$0.54

Share-based compensation	1,672,320	0.01	32,087	—	2,458,682	0.01	5,506,017	0.03	8,833,425	0.05
Unrealized loss (gain) on change in fair value of derivatives	6,999,552	0.03	(26,614,390)	(0.13)	(32,505,544)	(0.16)	(2,827,756)	(0.02)	(11,852,082)	(0.07)
Transaction costs - executed A&D	21,017	—	—	—	354,616	—	24,556	—	417,166	—
Tax impact on adjusted items	(2,008,740)	(0.01)	6,132,537	0.03	(35,631)	—	(628,405)	—	(1,788,248)	(0.01)

Adjusted Net Income	$12,341,668	$0.06	$13,428,658	$0.07	$21,168,602	$0.11	$69,544,726	$0.35	$100,474,902	$0.51

Diluted Weighted-Average Shares Outstanding	200,886,010		200,723,863		197,848,812		200,277,380		195,364,850

Adjusted Net Income per Diluted Share	$0.06		$0.07		$0.11		$0.35		$0.51

Reconciliation of Net Income to Adjusted EBITDA

The Company defines “Adjusted EBITDA” as net income plus net interest expense (including interest income and expense), unrealized loss (gain) on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization, asset retirement obligation accretion, transaction costs for executed acquisitions and divestitures (A&D), share-based compensation, loss (gain) on disposal of assets, and backing out the effect of other income. Company management believes Adjusted EBITDA is relevant and useful because it helps investors understand Ring’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as Ring calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023

Net Income	$5,657,519	$33,878,424	$50,896,479	$67,470,314	$104,864,641

Interest expense, net	9,987,731	10,610,539	11,506,908	42,819,864	43,669,577
Unrealized loss (gain) on change in fair value of derivatives	6,999,552	(26,614,390)	(32,505,544)	(2,827,756)	(11,852,082)
Income tax (benefit) expense	1,803,629	10,087,954	7,862,930	20,440,954	125,242
Depreciation, depletion and amortization	24,548,849	25,662,123	24,556,654	98,702,843	88,610,291
Asset retirement obligation accretion	323,085	354,195	351,786	1,380,298	1,425,686
Transaction costs - executed A&D	21,017	—	354,616	24,556	417,166
Share-based compensation	1,672,320	32,087	2,458,682	5,506,017	8,833,425
Loss (gain) on disposal of assets	—	—	(44,981)	(89,693)	87,128
Other income	(80,970)	—	(72,725)	(106,656)	(198,935)

Adjusted EBITDA	$50,932,732	$54,010,932	$65,364,805	$233,320,741	$235,982,139

Adjusted EBITDA Margin	61%	61%	65%	64%	65%

Reconciliations of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted EBITDA to Adjusted Free Cash Flow

The Company defines “Adjusted Free Cash Flow” or “AFCF” as Net Cash Provided by Operating Activities less changes in operating assets and liabilities (as reflected on our Statements of Cash Flows), plus transaction costs for executed acquisitions and divestitures (A&D), current income tax expense (benefit), proceeds from divestitures of equipment for oil and natural gas properties, loss (gain) on disposal of assets, and less capital expenditures, credit loss expense, and other income. For this purpose, our definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and lease maintenance costs) but excludes acquisition costs of oil and gas properties from third parties that are not included in our capital expenditures guidance provided to investors. Our management believes that Adjusted Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of our current operating activities after the impact of capital expenditures and net interest expense (including interest income and expense, excluding amortization of deferred financing costs) and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. Other companies may use different definitions of Adjusted Free Cash Flow.

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023

Net Cash Provided by Operating Activities	$47,279,681	$51,336,932	$55,733,207	$194,423,712	$198,170,459
Adjustments - Statements of Cash Flows
Changes in operating assets and liabilities	(5,073,676)	(6,775,740)	(606,551)	888,089	(1,180,748)
Transaction costs - executed A&D	21,017	—	354,616	24,556	417,166
Income tax expense (benefit) - current	71,280	74,899	(192,048)	401,197	72,213
Capital expenditures	(37,633,168)	(42,691,163)	(38,817,080)	(151,946,171)	(151,969,735)
Proceeds from divestiture of equipment for oil and natural gas properties	121,232	—	—	121,232	54,558
Credit loss expense	26,747	(8,817)	(92,142)	(160,847)	(134,007)
Loss (gain) on disposal of assets	—	—	(44,981)	—	87,128
Other income	(80,970)	—	(72,725)	(106,656)	(198,935)

Adjusted Free Cash Flow	$4,732,143	$1,936,111	$16,262,296	$43,645,112	$45,318,099

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023

Adjusted EBITDA	$50,932,732	$54,010,932	$65,364,805	$233,320,741	$235,982,139

Net interest expense (excluding amortization of deferred financing costs)	(8,688,653)	(9,383,658)	(10,285,429)	(37,850,690)	(38,748,863)
Capital expenditures	(37,633,168)	(42,691,163)	(38,817,080)	(151,946,171)	(151,969,735)
Proceeds from divestiture of equipment for oil and natural gas properties	121,232	—	—	121,232	54,558

Adjusted Free Cash Flow	$4,732,143	$1,936,111	$16,262,296	$43,645,112	$45,318,099

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Cash Flow from Operations

The Company defines “Adjusted Cash Flow from Operations” or “ACFFO” as Net Cash Provided by Operating Activities, as reflected in our Statements of Cash Flows, less the changes in operating assets and liabilities, which includes accounts receivable, inventory, prepaid expenses and other assets, accounts payable, and settlement of asset retirement obligations, which are subject to variation due to the nature of the Company’s operations. Accordingly, the Company believes this non-GAAP measure is useful to investors because it is used often in its industry and allows investors to compare this metric to other companies in its peer group as well as the E&P sector.

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023

Net Cash Provided by Operating Activities	$47,279,681	$51,336,932	$55,733,207	$194,423,712	$198,170,459

Changes in operating assets and liabilities	(5,073,676)	(6,775,740)	(606,551)	888,089	(1,180,748)

Adjusted Cash Flow from Operations	$42,206,005	$44,561,192	$55,126,656	$195,311,801	$196,989,711

Reconciliation of General and Administrative Expense (G&A) to G&A Excluding Share-Based Compensation and Transaction Costs

The following table presents a reconciliation of General and Administrative Expense (G&A), a GAAP measure, to G&A excluding share-based compensation, and G&A excluding share-based compensation and transaction costs for executed acquisitions and divestitures (A&D).

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023

General and administrative expense (G&A)	$8,035,977	$6,421,567	$8,164,799	$29,640,300	$29,188,755
Shared-based compensation	1,672,320	32,087	2,458,682	5,506,017	8,833,425
G&A excluding share-based compensation	6,363,657	6,389,480	5,706,117	24,134,283	20,355,330
Transaction costs - executed A&D	21,017	—	354,616	24,556	417,166
G&A excluding share-based compensation and transaction costs	$6,342,640	$6,389,480	$5,351,501	$24,109,727	$19,938,164

Calculation of Leverage Ratio

“Leverage” or the “Leverage Ratio” is calculated under our existing senior revolving credit facility and means as of any date, the ratio of (i) our consolidated total debt as of such date to (ii) our Consolidated EBITDAX for the four consecutive fiscal quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under our existing senior revolving credit facility.

The Company defines “Consolidated EBITDAX” in accordance with our existing senior revolving credit facility that means for any period an amount equal to the sum of (i) consolidated net income (loss) for such period plus (ii) to the extent deducted in determining consolidated net income for such period, and without duplication, (A) consolidated interest expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation, depletion and amortization determined on a consolidated basis in accordance with GAAP, (D) exploration expenses determined on a consolidated basis in accordance with GAAP, and (E) all other non-cash charges acceptable to our senior revolving credit facility administrative agent determined on a consolidated basis in accordance with GAAP, in each case for such period minus (iii) all noncash income added to consolidated net income (loss) for such period; provided that, for purposes of calculating compliance with the financial covenants, to the extent that during such period we shall have consummated an acquisition permitted by the credit facility or any sale, transfer or other disposition of any property or assets permitted by the senior revolving credit facility, Consolidated EBITDAX will be calculated on a pro forma basis with respect to the property or assets so acquired or disposed of.

Also set forth in our existing senior revolving credit facility is the maximum permitted Leverage Ratio of 3.00. The following table shows the leverage ratio calculation for the Company’s most recent fiscal quarter.

	(Unaudited)
	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	Last Four Quarters
	2024	2024	2024	2024
Consolidated EBITDAX Calculation:
Net Income (Loss)	$5,515,377	$22,418,994	$33,878,424	$5,657,519	$67,470,314
Plus: Consolidated interest expense	11,420,400	10,801,194	10,610,539	9,987,731	42,819,864
Plus: Income tax provision (benefit)	1,728,886	6,820,485	10,087,954	1,803,629	20,440,954
Plus: Depreciation, depletion and amortization	23,792,450	24,699,421	25,662,123	24,548,849	98,702,843
Plus: non-cash charges acceptable to Administrative Agent	19,627,646	1,664,064	(26,228,108)	8,994,957	4,058,559
Consolidated EBITDAX	$62,084,759	$66,404,158	$54,010,932	$50,992,685	$233,492,534
Plus: Pro Forma Acquired Consolidated EBITDAX	$—	$—	$—	$—	$—
Less: Pro Forma Divested Consolidated EBITDAX	(124,084)	(469,376)	(600,460)	77,819	(1,116,101)
Pro Forma Consolidated EBITDAX	$61,960,675	$65,934,782	$53,410,472	$51,070,504	$232,376,433

Non-cash charges acceptable to Administrative Agent:
Asset retirement obligation accretion	$350,834	$352,184	$354,195	$323,085
Unrealized loss (gain) on derivative assets	17,552,980	(765,898)	(26,614,390)	6,999,552
Share-based compensation	1,723,832	2,077,778	32,087	1,672,320
Total non-cash charges acceptable to Administrative Agent	$19,627,646	$1,664,064	$(26,228,108)	$8,994,957

	As of
	December 31,
	2024
Leverage Ratio Covenant:
Revolving line of credit	$385,000,000
Pro Forma Consolidated EBITDAX	232,376,433
Leverage Ratio	1.66
Maximum Allowed	≤ 3.00x

Calculation of Current Ratio

The “Current Ratio” is calculated under our existing senior revolving credit facility and means as of any date, the ratio of (i) our Current Assets as of such date to (ii) our Current Liabilities as of such date. Based on its credit agreement, the Company defines Current Assets as all current assets, excluding non-cash assets under Accounting Standards Codification (“ASC”) 815, plus the unused line of credit. The Company’s non-cash current assets include the derivative asset marked to market value. Based on its credit agreement, the Company defines Current Liabilities as all liabilities, in accordance with GAAP, which are classified as current liabilities, including all indebtedness payable on demand or within one year, all accruals for federal or other taxes payable within such year, but excluding current portion of long-term debt required to be paid within one year, the aggregate outstanding principal balance and non-cash obligations under ASC 815.

Also set forth in our existing senior revolving credit facility is the minimum permitted Current Ratio of 1.00. The following table shows the current ratio calculation for the Company’s most recent fiscal quarter.

As of
December 31,
2024
Current Assets	50,448,092
Less: Current derivative assets	5,497,057
Current Assets per Covenant	44,951,035
Revolver Availability (Facility less debt less LCs)	214,965,000
Current Assets per Covenant	259,916,035

Current Liabilities	105,037,187
Less: Current financing lease liability	906,119
Less: Current operating lease liability	648,204
Less: Current derivative liabilities	6,410,547
Current Liabilities per Covenant	97,072,317

Current Ratio	2.68
Minimum Allowed	> or = 1.00x

Calculation of Cash Return on Capital Employed

The Company defines “Return on Capital Employed” or “CROCE” as Adjusted Cash Flow from Operations divided by average debt and shareholder equity for the period. Management believes that CROCE is useful to investors as a performance measure when comparing our profitability and the efficiency with which management has employed capital over time relative to other companies. CROCE is not considered to be an alternative to net income reported in accordance with GAAP.

CROCE (Cash Return on Capital Employed):	As of and for the
	twelve months ended
	December 31,	December 31,	December 31,
	2024	2023	2022

Total long term debt (i.e. revolving line of credit)	$385,000,000	$425,000,000	$415,000,000
Total stockholders' equity	$858,639,982	$786,582,900	$661,103,391

Average debt	$405,000,000	$420,000,000	$352,500,000
Average stockholders' equity	822,611,441	723,843,146	480,863,799
Average debt and stockholders' equity	1,227,611,441	1,143,843,146	833,363,799

Net Cash Provided by Operating Activities	$194,423,712	$198,170,459	$196,976,729
Less change in WC (Working Capital)	(888,089)	1,180,748	24,091,577
Adjusted Cash Flows From Operations (ACFFO)	$195,311,801	$196,989,711	$172,885,152

CROCE (ACFFO)/(Average D+E)	15.9%	17.2%	20.7%

All-In Cash Operating Costs

The Company defines All-In Cash Operating Costs, a non-GAAP financial measure, as “all in cash” costs which includes lease operating expenses, G&A costs excluding share-based compensation, net interest expense (including interest income and expense, excluding amortization of deferred financing costs), workovers and other operating expenses, production taxes, ad valorem taxes, and gathering/transportation costs. Management believes that this metric provides useful additional information to investors to assess the Company’s operating costs in comparison to its peers, which may vary from company to company.

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
All-In Cash Operating Costs:
Lease operating expenses (including workovers)	20,326,216	20,315,282	18,732,082	78,310,949	70,158,227
G&A excluding share-based compensation	6,363,657	6,389,480	5,706,117	24,134,283	20,355,330
Net interest expense (excluding amortization of deferred financing costs)	8,688,653	9,383,658	10,285,429	37,850,690	38,748,863
Operating lease expense	175,090	175,091	175,090	700,362	541,801
Oil and natural gas production taxes	3,857,147	4,203,851	4,961,768	16,116,565	18,135,336
Ad valorem taxes	2,421,595	2,164,562	1,637,722	8,069,064	6,757,841
Gathering, transportation and processing costs	130,230	102,420	464,558	506,333	457,573
All-in cash operating costs	41,962,588	42,734,344	41,962,766	165,688,246	155,154,971

Boe	1,808,493	1,849,934	1,784,490	7,191,054	6,613,321

All-in cash operating costs per Boe	$23.20	$23.10	$23.52	$23.04	$23.46

Cash Operating Margin

The Company defines Cash Operating Margin, a non-GAAP financial measure, as realized revenues per Boe less “all-in cash operating costs per Boe. Management believes that this metric provides useful additional information to investors to assess the Company’s operating margins in comparison to its peers, which may vary from company to company.

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Cash Operating Margin
Realized revenues per Boe	$46.14	$48.24	$56.01	$50.94	$54.60
All-in cash operating costs per Boe	$23.20	$23.10	$23.52	$23.04	$23.46
Cash Operating Margin per Boe	$22.94	$25.14	$32.49	$27.90	$31.14